Exhibit 99.1

[GRAPHIC]

INTERNATIONAL PAPER PLAZA
400 ATLANTIC STREET
STAMFORD, CT 06921

News Release

International Paper Reports Third-Quarter Net Earnings of $2.07 Per Share

•	Net earnings for the quarter were $1.04 billion, up from the previous quarter and from third quarter 2004, principally reflecting a gain on the sale of Carter Holt Harvey shares and a completion of tax audits.

•	Earnings per share from continuing operations and before special items were $0.33 per share versus $0.29 in the second quarter of 2005 and $0.40 per share in the 2004 third quarter.

•	Quarterly net sales were $6 billion compared with second-quarter net sales of $5.9 billion and third-quarter 2004 net sales of $6 billion.

STAMFORD, Conn. - Oct. 25, 2005 - International Paper (NYSE: IP) today reported third-quarter 2005 net earnings of $1.04 billion ($2.07 per share), compared with $77 million ($0.16 per share) in the second quarter of 2005 and a net loss of $470 million ($0.91 per share) in the 2004 third quarter.

Third quarter 2005 earnings included $278 million from discontinued operations ($0.55 per share) relating to the sale of the company’s interest in Carter Holt Harvey Ltd. and $603 million ($1.19 per share) principally from a U.S. federal income tax audit agreement reached with the U.S. Internal Revenue Service. The 2004 third quarter results included a discontinued operations charge of $684 million ($1.34 per share) primarily from the sale of Weldwood of Canada Ltd. Amounts for all quarters also included certain other special items.

Earnings from continuing operations and before special items in the third quarter of 2005 were $162 million ($0.33 per share), compared with $143 million ($0.29 per share) in the second quarter of 2005 and $200 million ($0.40 per share) in the third quarter of 2004.

Diluted Earnings Per Share Summary

	Third Quarter 2005	Second Quarter 2005	Third Quarter 2004
Net Earnings (Loss)	$2.07	$0.16	$(0.91)
Less - Income from Discontinued Operations	0.55	0.02	(1.34)

Earnings from Continuing Operations	1.52	0.14	0.43
Add Back – Net Special Items Expense (Income)	(1.19)	0.15	(0.03)

Earnings from Continuing Operations and Before Special Items	$0.33	$0.29	$0.40

Third-quarter 2005 net sales were $6.0 billion, compared with $5.9 billion in the second quarter of 2005 and $6.0 billion in the third quarter of 2004. The company experienced seasonal sales increases in most businesses, with the exception of a slight decline in the industrial packaging business.

Operating profits of $489 million for the 2005 third quarter were slightly lower compared with second-quarter 2005 operating profits of $491 million, due principally to lower price realizations and higher energy costs. However, higher earnings from land and real estate sales and continued strong productivity improvements helped offset some of these negative impacts.

“Our mills ran well and continued the aggressive improvement we’ve been seeing all year, which helped offset some of the impact of pricing pressure and energy costs,” said Chairman and Chief Executive Officer John Faraci. “This improvement at the mill level, combined with the execution of our transformation plan, is positioning International Paper for much stronger results once input costs abate.”

Commenting on the fourth quarter of 2005, Faraci said, “We estimate fourth-quarter earnings from continuing operations and before special items to be lower than third quarter predominantly because of skyrocketing raw material costs, particularly energy, and higher transportation costs.”

SEGMENT INFORMATION

Third-quarter 2005 segment operating profits and business trends compared with the second quarter of 2005 are as follows:

Third-quarter operating profits for Printing Papers were $132 million compared with second-quarter operating profits of $149 million. The decline in earnings was largely caused by a decline in uncoated freesheet price realizations, as well as higher input costs. Increases in coated paper pricing and seasonally stronger volumes, as well as solid performance by Brazilian operations helped offset some of the negative impacts. The results also include $9 million in special charges for environmental reserves and severance and other charges relating to the previously announced indefinite shutdown of three U.S. paper machines. In the second quarter 2005, the business took $17 million in special charges related to the three machine shutdowns.

Industrial Packaging operating profits for the third quarter were $33 million compared with $85 million in second quarter, largely because of lower pricing for linerboard and boxes together with higher input costs.

Consumer Packaging operating profits were down slightly at $37 million, compared with $41 million in the previous quarter, largely because of higher input costs.

The company’s distribution business reported operating profits of $23 million for the third quarter, up from $18 million in the previous quarter, on the strength of stronger sales. High energy prices are impacting transportation costs.

Third-quarter Forest Products operating profits rose to $272 million from second-quarter earnings of $191 million. Forest Resources saw strong earnings mainly due to a $58 million increase in timberland sales from second quarter and a $26 million increase in “higher and better use” land sales. In Wood Products, prices have come down from second-quarter highs, but both pricing and volume for lumber and plywood were strong through the end of the quarter. Hurricane-related downtime had a minor impact on the quarter.

Net corporate expenses of $142 million in the 2005 third quarter were up slightly from second quarter’s $133 million.

DISCONTINUED OPERATIONS

During the 2005 third quarter, the company completed the sale of its majority share of Carter Holt Harvey Ltd. to Rank Group Investments Ltd. Cash proceeds totaled US $1.14 billion. The pre-tax and after-tax gains on the sale were approximately $29 million and $361 million, respectively. All prior period financial information has been restated to reflect Carter Holt Harvey Ltd. as a discontinued operation.

EFFECTIVE TAX RATE

The effective tax rate excluding special items for the third quarter of 2005 was 23 percent, compared with a tax rate of 35 percent in the 2005 second quarter. The lower tax rate in the 2005 third quarter reflected the reduction of the projected 2005 full-year tax rate to 27 percent.

EFFECTS OF SPECIAL ITEMS

Special items in the third quarter included a pretax charge of $70 million ($48 million after taxes) for organizational restructuring charges and losses on debt extinguishment, a pretax credit of $188 million ($109 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation, a $5 million pretax charge ($3 million after taxes) for adjustments of losses on businesses previously sold, and a $3 million pretax credit ($2 million after taxes) for the net adjustment of previously provided reserves. In addition, a $517 million income tax benefit was recorded, principally as a result of an agreement reached with the U.S. Internal Revenue Service concerning the 1997 through 2000 U.S. federal income tax audit. Net interest expense also includes a $43 million pretax credit ($26 million after taxes) relating to this agreement. The net after-tax effect of all of these special items was a credit of $1.19 per share.

Special items in the second quarter included a pretax charge of $31 million ($19 million after taxes) for organizational restructuring charges, a pretax credit of $35 million ($21 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation, and a $19 million pretax credit ($12 million after taxes) for net adjustments of losses on businesses previously sold, including a $25 million credit from the collection of a note receivable from the 2001 sale of the Flexible Packaging business. In addition, Interest expense, net, included pretax interest income of $11 million ($7 million after taxes) collected on this note. Additionally, a $94 million increase in the income tax provision was recorded principally for deferred taxes related to earnings repatriated during the quarter under the American Jobs Creation Act of 2004. The net after-tax effect of all of these special items was an expense of $0.15 per share.

Special items in the 2004 third quarter included a charge of $26 million before taxes ($16 million after taxes) for restructuring and other costs, a pre-tax credit of $103 million ($64 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation, a charge of $38 million for estimated losses on sales and impairments of businesses held for sale and a $6 million credit ($4 million after taxes) for the net reversal of restructuring and realignment reserves no longer required. The net after-tax effect of all of these special items was a credit of $0.03 per share.

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 10 a.m. Eastern Daylight Time today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available on the Web site beginning at noon today. Parties who wish to participate in the webcast via teleconference may dial (706) 679-8242 or, within the U.S. only, (877) 316-2541 and ask to be connected to the International Paper 3Q 2005 Earnings Call. The conference ID number is 1305755. Participants should call in no later than 9:45 a.m. EDT. An audio-only replay will be available for four weeks following the call. To access the replay, dial (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter “1305755.”

Headquartered in the United States, International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative ® (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality.

# # #

This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to (i) market and economic factors, including changes in the cost or availability of raw materials and energy, competition, demand and pricing for the Company’s products, the level of housing starts, changes in international economic conditions, specifically in Brazil, Russia, Poland and China, changes in currency exchange rates, changes in credit ratings issued by nationally recognized statistical rating organizations, pension and healthcare costs and natural disasters, such as hurricanes, (ii) the Company’s transformation plan, including the ability to accomplish the transformation plan, the impact of the plan on the Company’s relationship with its employees, customers and vendors and the ability to realize anticipated profit improvement from the plan, and (iii) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the uncertainty of the costs and other effects of pending litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

Media Contacts:	Amy Sawyer, 203-541-8308

Investor Contacts:	Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632

International Paper

Summary of Consolidated Earnings

Preliminary and Unaudited

(In millions except for net sales and per share amounts)

	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2005		2004		2005		2005		2004
Net Sales (In billions)	$6.0		$6.0		$5.9		$18.0		$17.3

Earnings From Continuing Operations Before Interest, Income Taxes, and Minority Interest	492	(a)	513	(e)	414	(g)	1,193	(j)	1,071	(m)
Interest expense, net	120	(b)	180		155	(h)	442	(k)	541

Earnings From Continuing Operations Before Income Taxes and Minority Interest	372	(a,b)	333	(e)	259	(g,h)	751	(j,k)	530	(m)
Income tax provision (benefit)	(396	)(c)	114		186	(i)	(193	)(l)	215	(n)
Minority interest expense, net of taxes	3		5		3		8		21

Earnings From Continuing Operations	765	(a-c)	214	(e)	70	(g-i)	936	(j-li)	294	(m,n)
Discontinued Operation, net of taxes and minority interest	278	(d)	(684	)(f)	7		261	(d)	(498	)(o)

Net Earnings	$1,043	(a-d)	$(470	)(e,f)	$77	(g-i)	$1,197	(d,j-l)	$(204	)(f,m-o)

Diluted Earnings Per Share:
Earnings From Continuing Operations	$1.52	(a-c)	$0.43	(e)	$0.14	(g-i)	$1.88	(j-l)	$0.60	(m,n)
Discontinued Operation, net of taxes and minority interest	0.55	(d)	(1.34	)(f)	0.02		0.52	(d)	(1.02	)(o)

Diluted Earnings Per Common Share	$2.07	(a-d)	$(0.91	)(e,f)	0.16	(g-i)	$2.40	(d,j-l)	$(0.42	)(m-o)

Average Shares of Common Stock Outstanding -Diluted	507.1		509.0		487.4		507.5		488.2

Note: All periods have been restated to reflect Carter Holt Harvey as a discontinued operation.

(a)	Includes a pre-tax charge of $70 million ($48 million after taxes) for organizational restructuring programs and losses on debt extinguishment; a $188 million credit before taxes ($109 million after taxes) for insurance recoveries related to the hardboard siding litigation; a $3 million credit before taxes ($2 million after taxes) for the net adjustment of reserves previously provided; and a $5 million pre-tax charge ($3 million after taxes) for net adjustments of losses on businesses previously sold.

(b)	Includes interest income of $43 million before taxes ($26 million after taxes) related to a tax audit agreement.

(c)	Includes a $517 million reduction in the income tax provision, principally as a result of an agreement reached with the U.S. Internal Revenue Service concerning the 1997 through 2000 U.S. federal income tax audit.

(d)	Includes a $29 million pre-tax gain ($361 million after taxes) from the sale of IP’s interest in Carter Holt Harvey Ltd., plus the CHH portion of the income tax audit agreement.

(e)	Includes a $26 million charge before taxes ($16 million after taxes) for organizational restructuring programs and losses on early debt extinguishment; a credit of $103 million ($64 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation; a $38 million before and after tax charge for estimated losses on sales of businesses; and a credit of $6 million before taxes ($4 million after taxes) for the reversal of restructuring and realignment reserves no longer required.

(f)	Includes a $716 million after-tax charge to write down the net assets of Weldwood of Canada, Ltd. to their estimated net realizable value, and the net earnings of Weldwood and Carter Holt Harvey for the quarter.

(g)	Includes a pretax charge of $31 million ($19 million after taxes) for organizational restructuring programs; a $35 million credit before taxes ($21 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation; and a $19 million pre-tax credit ($12 million after taxes) for net adjustments of losses on businesses previously sold, including $25 million ($15 million after taxes) from the collection of a note receivable from the 2001 sale of the Flexible Packaging business.

(h)	Includes interest income of $11 million before taxes ($7 million after taxes) from the collection of a note receivable from the 2001 sale of the Flexible Packaging business.

(i)	Includes a $94 million increase in the income tax provision, principally for deferred taxes related to earnings repatriated during the quarter under the American Jobs Creation Act of 2004.

(j)	Includes a pre-tax charge of $65 million ($43 million after taxes) for estimated losses on businesses previously sold; a $125 million charge before taxes ($82 million after taxes) for organizational restructuring programs and losses on early debt extinguishment; a $223 million pre-tax credit ($130 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation; and a $3 million before tax credit ($2 million after taxes) for the net adjustment of reserves previously provided.

(k)	Includes interest income of $43 million before taxes ($26 million after taxes) related to a tax audit agreement, and interest income of $11 million before taxes ($7 million after taxes) from the collection of a note receivable from the 2001 sale of the Flexible Packaging business.

(l)	Includes a $517 million reduction in the income tax provision, principally as a result of an agreement reached with the U.S. Internal Revenue Service concerning the 1997 through 2000 U.S. federal income tax audit; a $94 million charge principally for deferred taxes related to earnings repatriation during the second quarter under the American Jobs Creation Act of 2004, and a $19 million reduction in the income tax provision reflecting the settlement of a tax matter.

(m)	Includes a $153 million charge before taxes and minority interest ($95 million after taxes and minority interest) for organizational restructuring programs and losses on early debt extinguishment; a pretax credit of $103 million ($64 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation; a charge of $60 million before taxes and minority interest ($61 million after taxes and minority interest) for estimated gains/losses of businesses sold or held for sale; and a credit of $19 million before taxes and minority interest ($11 million after taxes and minority interest) for the net reversal of restructuring and realignment reserves no longer required.

(n)	Includes a $32 million net increase in the income tax provision reflecting an adjustment of deferred tax balances.

(o)	Includes the net income of Weldwood of Canada, Ltd. and Carter Holt Harvey prior to their sales in the fourth quarter of 2004 and the third quarter of 2005, respectively, a $716 million after-tax charge to write down the net assets of Weldwood of Canada, Ltd. to their estimated net realizable value in the third quarter of 2004; and a gain on the sale of the Carter Holt Harvey tissue business of $267 million ($90 million after taxes and minority interest) in the second quarter of 2004.

International Paper

Reconciliation of Earnings Before

Special Items to Net Earnings (Loss)

Preliminary and Unaudited

(In millions except for per share amounts)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2005	2004	2005	2005	2004
Earnings Before Special Items	$162	$200	$143	$473	$407
Restructuring and other charges	(48)	(16)	(19)	(82)	(95)
Insurance recoveries	109	64	21	130	64
Reversals of reserves no longer required	2	4	—	2	11
Net gains (losses) on sales and impairments of businesses held for sale	(3)	(38)	12	(43)	(61)
Interest income	26	—	7	33	—
Income tax adjustment	517	—	(94)	423	(32)

Earnings from Continuing Operations	765	214	70	936	294
Discontinued Operations	278	(684)	7	261	(498)

Net Earnings (Loss) as Reported	$1,043	$(470)	$77	$1,197	$(204)

Diluted Earnings per Common Share:

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended Sept 30,
	2005	2004	2005	2005	2004
Earnings Per Share Before Special Items	$0.33	$0.40	$0.29	$0.97	$0.83
Restructuring and other charges	(0.09)	(0.03)	(0.04)	(0.16)	(0.19)
Insurance recoveries	0.21	0.13	0.04	0.26	0.13
Reversal of reserves no longer required	—	0.01	—	—	0.03
Net gains (losses) on sales and impairments of businesses held for sale	—	(0.08)	0.03	(0.08)	(0.13)
Interest income	0.05	—	0.01	0.06	—
Income tax adjustment	1.02	—	(0.19)	0.83	(0.07)

Earnings Per Common Share from Continuing Operations	1.52	0.43	0.14	1.88	0.60
Discontinued Operations	0.55	(1.34)	0.02	0.52	(1.02)

Diluted Earnings (Loss) per Common Share	$2.07	$(0.91)	$0.16	$2.40	$(0.42)

Notes:

(1)	All periods have been restated to reflect Carter Holt Harvey as a discontinued operation.

(2)	The company calculates Earnings Before Special Items by excluding the after-tax effect of the adoption of new accounting standards and items considered by management to be unusual from the net earnings (loss) reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information along with net earnings (loss) provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) is the most directly comparable GAAP measure.

(3)	Diluted earnings per common share reflects the inclusion of contingently convertible securities in the computation.

(4)	Since the basic and diluted earnings per share are computed independently for each period, nine-month per share amounts may not equal the sum of the respective quarters.

International Paper

Sales and Operating Profit by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended Sept 30,		Three Months Ended June 30,	Nine Months Ended Sept 30,
	2005	2004 (1)	2005	2005	2004 (1)
Printing Papers	$1,970	$1,930	$1,895	$5,850	$5,685
Industrial Packaging (2)	1,115	1,330	1,240	3,650	3,535
Consumer Packaging (2)	685	665	650	1,965	1,920
Distribution	1,645	1,565	1,570	4,745	4,515
Forest Products	700	600	605	1,915	1,825
Other Businesses (3)	220	275	230	725	860
Less: Intersegment Sales	(299)	(349)	(274)	(887)	(998)

	$6,036	$6,016	$5,916	$17,963	$17,342

Operating Profit by Industry Segment

	Three Months Ended Sept 30,			Three Months Ended June 30,		Nine Months Ended Sept 30,
	2005		2004 (1)	2005		2005		2004 (1)
Printing Papers	$132	(4)	$160	$149	(7)	$464	(4,7)	$385
Industrial Packaging (2)	33	(4)	133	85		223	(4)	249
Consumer Packaging (2)	37	(4)	50	41		101	(4)	122 (9)
Distribution	23		27	18		59		65
Forest Products	272	(4)	191	191	(7)	670	(4,7)	617
Other Businesses (3)	(8	)(4)	7	7		9	(4)	31

Operating Profit	489		568	491		1,526		1,469
Interest expense, net	(120	)(5)	(180)	(155	)(8)	(442	)(5,8)	(541)
Minority interest (6)	—		1	2		1		2
Corporate items, net	(142)		(101)	(133)		(430)		(313)
Restructuring and other charges	(41)		(26)			(65)		(153)
Insurance Recoveries	188		103	35		223		103
Net gains (losses) on sales and impairments of businesses held for sale	(5)		(38)	19		(65)		(56)
Reversal of reserves no longer required	3		6	—		3		19

Earnings from continuing operations before income taxes and minority interest	$372		$333	$259		$751		$530

Note: All periods have been restated to reflect Carter Holt Harvey as a discontinued operation.

(1)	Prior-year industry information has been restated to conform to 2005 management structure.

(2)	Beginning with the 2005 first quarter, Industrial Packaging and Consumer Packaging are reported as separate industry segments. Prior-period segment information has been restated to reflect this presentation.

(3)	Includes Arizona Chemical, European Distribution and certain smaller businesses.

(4)	Includes 2005 third quarter special charges of $6 million before taxes in the Printing Papers segment for severance charges related to the indefinite shutdown of three U.S. paper machines, $3 million before taxes in the Printing Papers segment and $1 million before taxes in the Consumer Packaging segment for environmental reserves, $4 million before taxes in the Industrial Packaging segment related to adjust reserves previously provided, $2 million before taxes in the Forest Products segment for costs associated with relocating the headquarters to Memphis, TN from Savannah, GA, and $13 million before taxes in the Other Businesses segment related to a plant shutdown.

(5)	Includes interest income of $43 million before taxes related to completion of a tax audit.

(6)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest for these subsidiaries is added here to present consolidated earnings before income taxes and minority interest.

(7)	Includes 2005 second quarter special charges of $17 million before taxes in the Printing Papers segment for severance and other charges related to the indefinite shutdown of three U.S. paper machines, and $14 million before taxes in the Forest Resources segment for 2005 second quarter costs associated with relocating the Forest Products headquarters to Memphis, TN from Savannah, GA.

(8)	Includes interest income of $11 million before taxes from the collection of a note receivable from the 2001 sale of the Flexible Packaging business.

(9)	Includes a 2004 second quarter estimated loss on the sale of Food Pack S.A. of $4 million before taxes in the Consumer Packaging segment.

International Paper

Supplemental Financial Data

Preliminary and Unaudited

Financial Data (In millions)

	Three Months Ended Sept 30,		Three Months Ended June 30,	Nine Months Ended Sept 30,
	2005	2004	2005	2005	2004
Depreciation, amortization and cost of timber harvested	$350	$346	$333	$1,023	$1,003

Note: All periods have been restated to reflect Carter Holt Harvey as a discontinued operation.

Sales Volumes by Product (1) (2)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended Sept 30,		Three Months Ended June 30,	Nine Months Ended Sept 30,
	2005	2004	2005	2005	2004
Printing Papers (In thousands of short tons)
Brazil Uncoated Papers	111	117	107	330	345
Europe & Russia Uncoated Papers and Bristols	342	336	358	1,059	1,036
U.S. Uncoated Papers and Bristols	1,041	1,143	1,022	3,197	3,488

Uncoated Papers and Bristols	1,494	1,596	1,487	4,586	4,869
Coated Papers	572	574	504	1,582	1,641
Market Pulp (3)	402	309	382	1,149	1,048
Packaging (In thousands of short tons)
Container of the Americas	752	795	777	2,294	2,053
European Container (Boxes)	262	256	273	794	767
Other Industrial and Consumer Packaging	264	278	268	788	796

Industrial and Consumer Packaging	1,278	1,329	1,318	3,876	3,616
Containerboard	467	556	438	1,375	1,629
Bleached Packaging Board	341	378	351	1,063	1,128
Kraft	155	170	151	456	468
Forest Products (In millions)
Panels (sq. ft. 3/8” – basis)	444	411	367	1,212	1,201
Lumber (board feet)	675	644	663	1,951	1,850

(1)	Sales volumes include third party and inter-segment sales.

(2)	Sales volumes for divested businesses are included through the date of sale, except for discontinued operations.

(3)	Includes internal sales to mills.

International Paper

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	September 30, 2005	June 30, 2005	December 31, 2004
Assets
Current Assets
Cash and temporary investments	$1,092	$1,137	$2,180
Accounts and notes receivable, net	3,076	2,853	2,743
Inventories	2,427	2,449	2,371
Assets of businesses held for sale	57	4,315	4,729
Deferred income tax assets	389	394	410
Other current assets	180	167	153

Total Current Assets	7,221	11,315	12,586

Plants, Properties and Equipment, net	11,850	11,848	12,216
Forestlands	2,207	2,198	2,157
Investments	597	624	655
Goodwill	5,043	5,012	4,994
Deferred Charges and Other Assets	1,533	1,549	1,609

Total Assets	$28,451	$32,546	$34,217

Liabilities and Common Shareholders’ Equity
Current Liabilities
Notes payable and current maturities of long-term debt	$796	$388	$222
Liabilities of businesses held for sale	51	2,940	3,165
Accounts payable and accrued liabilities	3,516	3,612	3,947

Total Current Liabilities	4,363	6,940	7,334

Long-Term Debt	10,772	12,354	13,632
Deferred Income Taxes	977	1,227	1,118
Other Liabilities	3,249	3,743	3,691
Minority Interest	203	186	188
Common Shareholders’ Equity
Invested capital	5,496	5,626	5,692
Retained earnings	3,391	2,470	2,562

Total Common Shareholders’ Equity	8,887	8,096	8,254

Total Liabilities and Common Shareholders’ Equity	$28,451	$32,546	$34,217

Note: All periods have been restated to reflect Carter Holt Harvey as a discontinued operation.